Tennessee Commerce's Assets Top $700 Million

Strong Loan Demand Fuels Asset Growth

FRANKLIN, Tenn., June 20 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) today announced that its assets topped the $700 million mark due to continued strong growth in its loan portfolio.

Commenting on the new asset record, Arthur F. Helf, Chief Executive Officer of Tennessee Commerce, said, "We achieved the $700 million asset milestone at the end of May and are ahead of forecast due to the continued strong growth in our loan portfolio. Our focus on the business customer has benefited from the robust loan demand in this sector from local customers and national accounts."

"We expect to report record assets exceeding $700 million at June 30, 2007, up about 40% from $504 million at June 30th last year," stated Michael R. Sapp, President of Tennessee Commerce. "We also expect to report excellent growth in net income due to the higher loan volume and our excellent operating efficiencies. We expect our earnings to meet the street estimates of $0.30 to $0.32 per share for the second quarter."

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

SOURCE	Tennessee Commerce Bancorp, Inc.

CONTACT:	George Fort, Chief Financial Officer, +1-615-599-2274
Web site:	http://www.tncommercebank.com